UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): February 13, 2006

AMERICAN TOWER CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-14195	65-0723837
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

116 Huntington Avenue

Boston, Massachusetts 02116

(Address of Principal Executive Offices) (Zip Code)

(617) 375-7500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

In December 2005, the Company issued an aggregate of 899,888 shares of its Class A common stock upon the conversion of $11.0 million principal amount of the Company’s 3.25% convertible notes due August 1, 2010 (3.25% Notes). Pursuant to the terms of the indenture, the holders of the 3.25% Notes received 81.808 shares of the Company’s Class A common stock for every $1,000 principal amount of notes converted. The shares were issued to the noteholders in reliance on the exemption from registration set forth in Section 3(a)(9) of the Securities Act of 1933, as amended. No underwriters were engaged in connection with such issuance. In connection with the conversion, the Company agreed to pay the noteholders approximately $1.0 million, calculated based on the accrued and unpaid interest on the notes and the discounted value of the future interest payments on the notes.

Between January 30, 2006 and February 7, 2006, the Company issued an aggregate of 7,269,290 shares of its Class A common stock upon the exercise of 515,804 warrants. The warrants were originally issued in January 2003 as part of an offering by the Company of 808,000 units, each consisting of (1) $1,000 principal amount at maturity of 12.25% senior subordinated discount notes due 2008 of American Towers, Inc. and (2) a warrant to purchase 14.0953 shares of the Company’s Class A common stock. The warrants are exercisable on or after January 29, 2006 at an exercise price of $0.01 per share and will expire on August 1, 2008. Net proceeds from these warrant exercises were approximately $38,000. The shares were issued to warrantholders pursuant to an effective resale registration statement or in reliance on the exemption from registration set forth in Section 3(a)(9) of the Securities Act of 1933, as amended. No underwriters were engaged in connection with such issuance.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN TOWER CORPORATION

                        (Registrant)

Date:  February 13, 2006

By:               /s/     BRADLEY E. SINGER

Bradley E. Singer

Chief Financial Officer and Treasurer